UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2008

Behringer Harvard REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1605

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                          Regulation FD Disclosure.

On October 7, 2008, Behringer Harvard REIT I, Inc., a Maryland Corporation (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), began distribution of its 2008 Second Quarter Report Summary. A copy of the 2008 Second Quarter Report Summary, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Concurrent with the distribution of its 2008 Second Quarter Report Summary, the Registrant filed a supplement to its prospectus dated October 6, 2006 (Registration No. 333-133116) to disclose, among other things, the capital and credit market update set forth in the 2008 Second Quarter Report Summary.  The supplement also included certain supplemental information not originally disclosed in the 2008 Second Quarter Report Summary with respect to the Registrant’s exposure to the current uncertainty in the financial markets.  In connection with the filing of the prospectus supplement, the Registrant has furnished the following supplemental information herein pursuant to Regulation FD:

Capital and Credit Market Update

The turbulent financial markets and disruption in the banking system has created a severe lack of credit and a rising cost of any available debt. Fortunately, we have extremely limited exposure to the currently malfunctioning credit markets.  As of June 30, 2008, of our $3.1 billion in debt, 93.5% is long-term fixed rate debt and the remaining $200 million of debt is associated with our line of credit, with an interest rate hedged against rises in interest costs. We have no scheduled loans due to mature this year, and only 1% of our loans are due to mature in 2009. For 2010, we have approximately 8% of our loans maturing, and for 2011, we have approximately 33% of our loans maturing, of which $500 million represents our line of credit maturing in November 2011 and approximately $555 million represents property-specific debt primarily in Chicago, Illinois.  We have no exposure to money market mutual funds.  We monitor the depository institutions that hold our cash and cash equivalents on a regular basis and believe that we have placed our deposits with creditworthy financial institutions.  We also do not own any loans or debt instruments purchased from third parties such as Bear Stearns or Lehman Brothers.

As of June 30, 2008, our portfolio was 93% leased with no exposure to leases with AIG, Bear Stearns, Lehman Brothers or Washington Mutual.  Of our financial services tenants, Bank of America represents our largest tenant occupying approximately 750,000 square feet.  Other large tenants in our portfolio include Nokia, the U.S. General Services Administration, Federated Department Stores and Fifth Third Bank.  Chicago, Illinois and Houston, Texas represent our largest geographic exposure, and we have no assets in the city limits of New York City.  Of our 25.5 million square feet of leasable space, only 8% is due to expire in the next 18 months.  In addition, we collected 99% of our accounts receivable from tenants for the second quarter of 2008, a good indication of credit quality and stability.

As owners of real estate seek to refinance or recapitalize assets on their balance sheets, the shortage of credit or the ability to fully replace existing credit will create opportunities for investors with cash.  We believe that investment opportunities may be presented to us at attractive pricing through a number of avenues, including:

•                            Real estate owners that are unable to refinance assets that were purchased with short-term debt may seek to sell their assets;

•                            Real estate owners that financed assets with variable rate debt that have an impending increase in carrying costs through, among other things, a reset of interest rates or a balloon payment may seek to sell their assets;

•                            Real estate owners in need of de-leveraging their assets may create opportunities for investors to purchase equity positions in high quality, well-located assets;

•                            Diversified institutions, insurance companies and other businesses that own real estate may need to sell off select assets to shore up their balance sheets for a variety of reasons; and

•                            Real estate owners that purchased assets for short-term repositioning or re-tenanting and that are impacted by a lack of capital to fund these activities may seek to sell their assets.

In conclusion, we believe that we are currently in an advantageous position overall to face the current uncertainty in the financial markets.  In an environment where access to cash is important, we are fortunate to have significant access to cash on hand, available credit and a successful capital raise.

Credit Facility

On September 19 and 29, 2008, we drew an aggregate of $280 million under our revolving credit facility.  Of this amount, approximately $130 million was used to purchase a new asset in Houston and the remaining funds were placed in deposits with creditworthy financial institutions.  As of September 30, 2008, there was approximately $200 million outstanding under the term loan and approximately $280 million outstanding under the revolving credit facility.  As of September 30, 2008, as a result of interest rate swap agreements, the interest rate for the term loan effectively bears interest at a fixed rate of approximately 5.99%, and we have currently elected to accrue interest at the “base rate” for the amounts outstanding under the revolving credit facility.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1	2008 Second Quarter Report Summary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: October 7, 2008	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal

Exhibit Index

Exhibit No.	Description

99.1	2008 Second Quarter Report Summary.